UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
United Western Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-1233716

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

700 17th Street, Suite 2100
Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Share Purchase Rights	The NASDAQ Global Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE

     The undersigned registrant, United Western Bancorp, Inc. (f/k/a Matrix Bancorp, Inc.) (the “Company”), hereby amends and supplements each of the Company’s Registration Statements on Form 8-A filed with the Securities and Exchange Commission on November 6, 2002 and November 8, 2002 (each, a “Form 8-A”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in each Form 8-A.
Item 1. Description of Registrant’s Securities to be Registered.
     The response to Item 1 of each Form 8-A is hereby amended by adding the following after the last paragraph thereof:
     On October 28, 2010, the Company and Computershare Trust Company, N.A. entered into an amendment (the “Amendment”) to the Rights Agreement. The Amendment was entered into in connection with the execution of an Investment Agreement by and among the Company, Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P., Lovell Minnick Equity Partners III LP, Lovell Minnick Equity Partners III-A LP, Legent Group, LLC and Henry C. Duques (collectively, the “Investors”), dated as of October 28, 2010 (the “Investment Agreement”). Pursuant to the Investment Agreement, the Investors agreed to purchase certain Securities (as defined in the Investment Agreement) of the Company.
     The Amendment provides that the Final Expiration Date (as defined in the Rights Agreement) shall be amended to be 3:00 p.m. Mountain Daylight Time on October 28, 2010. Therefore, the Rights Agreement expired prior to the execution of the Investment Agreement and the filing of this Form 8-A/A.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed herewith as Exhibit 4.22 and is incorporated herein by reference.
Item 2. Exhibits.
     The response in Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit
No.	Description

4.20	Rights Agreement dated as of November 4, 2002, between Matrix Bancorp, Inc. and Computershare Trust Company, which includes the form of Articles of Amendment to State Terms of Series A Junior Participating Preferred Stock, $0.01 par value, as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights as Exhibit C. (1)

Exhibit
No.	Description

4.20a	Form of Articles of Amendment to State Terms of Series A Junior Participating Preferred Stock, $0.01 par value (included as Exhibit A to the Rights Agreement, which is Exhibit 4.20 hereto).

4.20b	Form of Right Certificate (included as Exhibit B to the Rights Agreement, which is Exhibit 4.20 hereto).

4.20c	Form of Summary of Rights (included as Exhibit C to the Rights Agreement, which is Exhibit 4.20 hereto) that, together with certificates representing the outstanding Common Shares of the Company, shall represent the Rights until the Distribution Date.

4.20d	Specimen of legend to be placed, pursuant to Section 3(c) of the Rights Agreement, on all new Common Stock certificates issued after November 15, 2002 and prior to the Distribution Date upon transfer, exchange or new issuance (included in Section 3(c) of the Rights Agreement, which is Exhibit 4.20 hereto).

4.22	Amendment No. 1 to Rights Agreement, dated October 28, 2010 between United Western Bancorp, Inc. and Computershare Trust Company, N.A. as Rights Agent. (2)

(1)	Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2002.

(2)	Incorporated by reference to Exhibit 4.22 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2010.

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SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UNITED WESTERN BANCORP, INC.
Date: October 29, 2010	/s/ Michael J. McCloskey
Michael J. McCloskey
Executive Vice President and Chief Operating Officer

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